Exhibit 5.1
150 Third Avenue South, Suite 2800
Nashville, TN 37201
(615) 742-6200
June 24, 2010
Emdeon Inc.
3055 Lebanon Pike, Suite 1000
Nashville, TN 37214
     Re: Registration Statement on Form S-8 relating to the Emdeon Inc. Employee Stock Purchase Plan
Ladies and Gentlemen:
     We have acted as counsel to Emdeon Inc., a Delaware corporation (“Emdeon”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) relating to certain shares of Class A common stock, par value $0.00001 per share (the “Common Stock”), of Emdeon to be issued pursuant to the Emdeon Inc. Employee Stock Purchase Plan (the “Plan”).
     In connection with this opinion, we have examined and relied upon such records, documents, certificates, and other instruments as we have deemed necessary or appropriate in order to express the opinions hereinafter set forth. We have also assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents, the legal competence of all signatories to such documents, and the due authorization, execution and delivery of all documents by the parties thereto.
     Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the shares of Common Stock issuable in connection with the Plan have been duly authorized and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.
     The opinions expressed above are limited in all respects to the General Corporation Law of the State of Delaware and the federal law of the United States, and no opinion is expressed with respect to (i) the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein or (ii) the securities or “blue sky” laws of any jurisdiction other than the federal laws of the United States of America. We are not rendering any opinion, and we are not providing any assurance, as to compliance with any antifraud law, rule or regulation relating to the Common Stock or to the sale or issuance thereof. We are not licensed to practice law in the State of Delaware, and our opinions as to the Delaware General Corporation Law are based solely upon our review of standard compilations of the official statutes of Delaware and without reference to its conflicts of law rules.
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.
bassberry.com

     This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is furnished to you in connection with the filing of the Registration Statement and may not be delivered or quoted to any other person or relied upon for any other purpose without our prior written consent.

Sincerely,
/s/ Bass, Berry & Sims PLC

Bass, Berry & Sims PLC